Exhibit 99.1


                                VSB Bancorp, Inc.
                    Fourth Quarter 2004 Results of Operations
                  VSB Reports 30% Growth In Quarterly Earnings


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100


Staten Island, N. Y. --January 12, 2005. VSB Bancorp, Inc. (NASDAQ OTCBB: VSBN) reported quarterly net income of $667,259 for the fourth quarter of 2004, a 30.0% increase from the fourth quarter of 2003. The following unaudited figures were released today. Pre-tax income was $1,248,801 in the fourth quarter of 2004, as compared to $961,881 for the fourth quarter of 2003, an increase of $286,920, or 29.8%. Net income was $667,259, or $0.47 per common share, as compared to a net income of $513,517, or $0.36 per common share, for the quarter ended December 31, 2003. All share data has been adjusted for the Bancorp's four-for-three stock split paid on March 9, 2004.

The increase in net income was attributable to an increase in net interest income of $504,315, a decrease in the provision for loan loss of $65,000 and an increase in non-interest income of $18,213, which were partially offset by the increase in non-interest expense of $300,608 and an increase in income tax expense of $133,178. Total assets increased to $236.2 million, an increase of $51.2 million, or 27.7% from December 31, 2003. Total deposits increased to $216.0 million, an increase of $48.3 million, or 28.8% during the year. The increase in deposits was due, in part, to the $5 million New York City deposit under the New York City Bank Development District subsidy program. The Bancorp's Tier 1 capital ratio of 7.88% includes, as Tier 1 capital, $4.5 million (25% of its Tier 1 capital) from the $5 million trust preferred securities that it issued in August 2003.

Average interest-earning assets and average investment securities grew $44.7 million and $36.4 million, respectively, from the fourth quarter of 2003. Average demand deposits (an interest free source of funds for the Bank to invest) remained approximately 44% of average total deposits, despite the growth in overall deposits. Average time deposits grew by $24.8 million from the fourth quarter of 2003. The Bank's interest rate spread and interest rate margin were 3.94% and 4.44%, respectively, for the quarter ending December 31, 2004 as compared to 4.01% and 4.46%, respectively, for the quarter ended December 31, 2003. Non-interest income grew to $491,818 in the fourth quarter of 2004, an increase of $18,213 from the fourth quarter of 2003. Non-interest expense totaled $1.6 million, an increase of $300,608 from the fourth quarter of 2003. The growth in non-interest expense is directly attributable to increased personnel expenses relating to the ESOP adopted on May 1, 2004, increases in health insurance costs and increased professional fees relating to increased regulatory oversight.

Net income for the year ended December 31, 2004 was $2.3 million, or $1.60 per common share, a 49.6% increase over net income of $1.5 million, or $1.08 per common share, for the year ended December 31, 2003. Pre-tax income rose to $4.3


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million for 2004, as compared to $2.8 million for 2003, an increase of $1.4 million. The 49.6% increase in net income was attributable to an increase in net interest income of $1.9 million, an increase in non-interest income of $249,000 and a decrease in the provision for loan loss of $55,000 partially offset by the increase in non-interest expense of $763,524 and the increase in net income tax expense of $656,991.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated "We have ended 2004 strongly, posting a 30% growth in quarterly income. We have accomplished this in the current rising interest rate environment, which has been compressing our interest rate spread. Our Return on Equity for the year is 19.68% and our year end earnings per share is $1.60, a testament to the continuing success of our strategy of delivering the highest quality personal service." Mr. Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman stated "Our earnings per share of $0.47 for the fourth quarter which is our best quarterly result yet. Our fourth quarter Return on Assets and Return on Equity were 1.17% and 21.35%, respectively, demonstrating our continued profitability. The dedication and efforts of our staff and directors is the essential ingredient in making Victory the Island's premier business bank."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $13.0 million since the Bank was formed. The Bank operates four full service locations in Staten Island, the main office in the Oakwood Heights Shopping Center, the third on Forest Avenue, the third on Hyatt Street and the fourth branch on Hylan Boulevard. Our fifth branch will be located at 1071 Bay Street, in the Rosebank section of Staten Island, subject to regulatory approval.

Statements contained in this press release, which are not historical facts, are forward -looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to materially differ from those currently, anticipated. Those risks and uncertainties include, among other things, possible future changes in (i) the local, regional or national economy,
(ii) market interest rates, (iii) customer preferences; (iv) competition or (v) federal or state laws.

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                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                December 31, 2004
                                   (unaudited)

                                                      December 31,    December 31,
                                                         2004             2003
                                                     -------------    -------------

Assets:

 Cash and due from banks                             $  36,192,020    $  30,787,097
 Investment securities, available for sale             128,532,767       83,171,547
 Loans receivable                                       68,046,885       67,981,461
  Allowance for loan loss                               (1,299,520)      (1,162,776)
                                                     -------------    -------------
    Loans receivable, net                               66,747,365       66,818,685
 Bank premises and equipment, net                        1,817,284        2,132,154
 Accrued interest receivable                               699,984          588,232
 Deferred taxes                                          1,462,940          934,710
 Other assets                                              765,054          542,545
                                                     -------------    -------------
      Total assets                                   $ 236,217,414    $ 184,974,970
                                                     =============    =============

Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                              $ 101,562,889    $  77,416,339
    NOW                                                 21,574,053       23,627,653
    Money market                                        23,919,840       23,709,155
    Savings                                             14,159,026       10,394,955
    Time                                                54,470,507       32,287,215
                                                     -------------    -------------
       Total Deposits                                  215,686,315      167,435,317
 Escrow deposits                                           270,105          267,484
 Subordinated debt / Trust preferred                     5,155,000        5,000,000
 Accounts payable and accrued expenses                   2,149,548        1,585,557
                                                     -------------    -------------
     Total liabilities                                 223,260,968      174,288,358

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000 shares
 authorized, 1,505,022 issued and outstanding at
 December 31, 2004; 1,055,998 outstanding
 at December 31, 2003)                                         150              106
 Additional paid in capital                              8,945,138        7,076,486
 Retained earnings                                       6,054,264        3,779,686
 Unallocated ESOP shares                                (1,578,061)              --
 Accumulated other comprehensive loss, net
   of taxes of $405,663 and $148,001,
   respectively                                           (465,045)        (169,666)
                                                     -------------    -------------
    Total stockholders' equity                          12,956,446       10,686,612
                                                     -------------    -------------
     Total liabilities and stockholders'
        equity                                       $ 236,217,414    $ 184,974,970
                                                     =============    =============
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                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                December 31, 2004
                                   (unaudited)

                                         Three months      Three months          Year              Year
                                             ended             ended             ended             ended
                                         Dec. 31, 2004     Dec. 31, 2003     Dec. 31, 2004     Dec. 31, 2003
                                        --------------    --------------    --------------    --------------
Interest and dividend income:
 Loans receivable                       $    1,387,290    $    1,353,677    $    5,340,281    $    5,120,215
 Investment securities                       1,236,737           772,519         4,051,983         2,239,139
 Other interest earning assets                 139,295            37,376           299,788           213,410
                                        --------------    --------------    --------------    --------------
     Total interest income                   2,763,322         2,163,572         9,692,052         7,572,764

Interest expense:
 NOW                                            24,773            27,216           100,941           123,457
 Money market                                   50,717            54,810           201,593           264,283
 Savings                                        18,040            12,893            63,130            57,543
 Subordinated debt / Trust preferred            97,072            86,363           356,159           118,029
 Time                                          165,754            79,639           433,374           343,317
                                        --------------    --------------    --------------    --------------
     Total interest expense                    356,356           260,921         1,155,197           906,629

Net interest income                          2,406,966         1,902,651         8,536,855         6,666,135
Provision for loan loss                         20,000            85,000           150,000           205,000
                                        --------------    --------------    --------------    --------------
    Net interest income
       after provision for loan loss         2,386,966         1,817,651         8,386,855         6,461,135

Non-interest income:
 Loan fees                                      20,418            24,888            77,724           116,459
 Service charges on deposits                   445,534           416,795         1,709,787         1,427,616
 Net rental income/(loss)                        4,219            16,708            27,812            35,463
 Other income                                   21,647            15,214            74,495            61,280
                                        --------------    --------------    --------------    --------------
     Total non-interest income                 491,818           473,605         1,889,818         1,640,818

Non-interest expenses:
 Salaries and benefits                         935,393           725,507         3,418,905         2,788,946
 Occupancy expenses                            240,358           225,298           947,954           940,930
 Legal expense                                  13,183            29,029           134,371           119,252
 Professional fees                              89,450            44,250           235,041           158,155
 Computer expense                               59,210            60,303           255,350           277,540
 Other expenses                                292,389           244,988         1,027,070           970,344
                                        --------------    --------------    --------------    --------------
     Total non-interest expenses             1,629,983         1,329,375         6,018,691         5,255,167

       Income before income taxes            1,248,801           961,881         4,257,982         2,846,786
                                        --------------    --------------    --------------    --------------
Provision (benefit) for income taxes:
 Current                                       670,408           536,892         2,253,972         1,468,861
 Deferred                                      (88,866)          (88,528)         (270,568)         (142,448)
                                        --------------    --------------    --------------    --------------
     Total provision for income taxes          581,542           448,364         1,983,404         1,326,413

              Net income                $      667,259    $      513,517    $    2,274,578    $    1,520,373
                                        ==============    ==============    ==============    ==============

Basic income per common share           $         0.47    $         0.36    $         1.60    $         1.08
                                        ==============    ==============    ==============    ==============

Diluted net income per share            $         0.45    $         0.35    $         1.54    $         1.04
                                        ==============    ==============    ==============    ==============

Book value per common share             $         8.61    $         7.59    $         8.61    $         7.59
                                        ==============    ==============    ==============    ==============
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